Exhibit 99.1

Dril-Quip, Inc. Announces Appointment of Kyle McClure as Chief Financial Officer

December 2, 2021

HOUSTON, Dec. 02, 2021 (GLOBE NEWSWIRE) – Dril-Quip, Inc. (NYSE: DRQ) (the “Company” or “Dril-Quip”) announced today that its Board of Directors has appointed Kyle F. McClure as its Vice President and Chief Financial Officer effective January 1, 2022.

Mr. McClure, age 46, has most recently served as Chief Financial Officer of Airswift, a global workforce solutions company, from June 2019 until December 2021. Prior to joining Airswift, Mr. McClure served as Senior Vice President and Chief Financial Officer of Frank’s International, a provider of engineered tubular services to the oil and gas industry, from March 2017 until June 2019, and before that as Treasurer of Frank’s International from March 2015 until March 2017. Prior to joining Frank’s International, Mr. McClure served in a variety of finance and accounting positions of increasing responsibility at Ascend Performance Materials, Cooper Industries plc and Dell Technologies.

Jeff Bird, Dril-Quip’s President and Chief Operating Officer, remarked, “I am very pleased to have Kyle join Dril-Quip as our Chief Financial Officer. I have worked closely with Kyle before and know he has the financial expertise, experience and leadership skills to lead our Finance function and be a significant contributor to our overall strategy. Kyle is an ideal fit for this position and our team, and we believe he will be a great addition to Dril-Quip.”

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered onshore and offshore drilling and production equipment that is particularly well suited for use in deep water, harsh environments, and severe service applications.

www.dril-quip.com

https://www.linkedin.com/company/dril-quip

Investor Relations Contact

Blake Holcomb – Director of Investor Relations and Corporate Planning

(713) 939-0047 x 6364

Blake_Holcomb@dril-quip.com

Source: Dril-Quip, Inc.